UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 3, 2017 (March 30, 2017)

Commission File Number 0-8084

Connecticut Water Service, Inc.
(Exact name of registrant as specified in its charter)

Connecticut (State or other jurisdiction of incorporation or organization)	06-0739839 (I.R.S. Employer Identification No.)

93 West Main Street, Clinton, CT (Address of principal executive office)	06413 (Zip Code)

(860) 669-8636
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of President, Maine Water

Connecticut Water Service, Inc. (the “Company”) and The Maine Water Company (“MWC”) have accepted the retirement of Judith E. Wallingford, the President of MWC. Ms. Wallingford’s retirement was effective on March 31, 2017. Ms. Wallingford has served as the President of MWC and its predecessor companies since 1993 and in other positions with MWC since 1980.

In connection with Ms. Wallingford’s retirement, the Company’s Board of Directors (the “Board”) has authorized the payment of a one-time cash bonus of $17,210, representing one quarter of Ms. Wallingford’s 2017 short term incentive opportunity, payable to Ms. Wallingford promptly following her retirement. In addition, the Board has determined that Ms. Wallingford’s retirement will be treated as an “approved retirement” for purposes of the Company’s 2014 Performance Stock Program. In accordance with the terms of the Program, the Company has accelerated the vesting of Ms. Wallingford’s currently outstanding, but unvested, long term performance cash unit and share unit awards for the 2015 and 2016 award periods, consisting of $47,460 of performance cash units and an aggregate of 823 performance share units. These awards will be paid out in the manner and on the schedules prescribed in the Company’s 2014 Performance Stock Program.

Appointment of President, Maine Water

The Company has appointed Richard L. Knowlton, who has served as the Vice President of Operations since 1993, to the officer position of President – MWC, effective April 1, 2017.

Mr. Knowlton has over 23 years of water utility management serving Maine customers with the largest investor owned water utility in the state. He has provided leadership and assistance over two decades of growth and business expansion; from 12,000 customers to 32,000, 22 employees to 78 and net utility plant from $12 million to $87 million. Most recently, he was responsible for the long-term planning and overall performance of all Maine Water operations. Mr. Knowlton has been involved with all aspects of technical and financial management and all regulatory, legislative, community and industry relationships necessary to achieve extraordinary customer satisfaction and a fair return to shareholders.

As an officer of the Company, Mr. Knowlton has entered into a deferred compensation agreement with each of the Company and MWC, which was recently amended effective December 31, 2016 to freeze his agreement to new contributions. The benefits, terms and conditions of this agreement is described in the Company’s proxy statement filed on March 30, 2017, under the heading “Retirement Plans”, which descriptions are incorporated herein by reference. The Company intends to file a copy of Mr. Knowlton’s agreement as an exhibit to the Company’s next regularly scheduled quarterly report on Form 10-Q to be filed in May 2017 with the U.S. Securities and Exchange Commission. Mr. Knowlton also participates in the Company’s 2014 Performance Stock Program and the Company’s new Deferred Compensation Plan, effective January 1, 2017.

There are no arrangements or understandings between Mr. Knowlton and any other person pursuant to which Mr. Knowlton was selected as an officer, and there are and have been no transactions since the beginning of the Company’s last fiscal year, or currently proposed, regarding Mr. Knowlton that are required to be disclosed by Item 404(a) of Regulation S-K.

Item 8.01    Other Events

Press Release

On March 30, 2017, the Company issued a press release announcing the retirement of Ms. Wallingford and the promotion of Mr. Knowlton.

A copy of the press release is attached to this report as Exhibit 99.1 as is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits

The following document is filed herewith as an exhibit hereto:

(d)    Exhibits

99.1	Company press release dated March 30, 2017, is filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Connecticut Water Service, Inc. (Registrant)
Date: April 3, 2017	By: /s/ David C. Benoit David C. Benoit Senior Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.        Description

99.1	Company press release dated April 4, 2017.

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